Exhibit 10.1

Summary of ON Semiconductor Corporation Non-Employee Director Compensation Arrangements

(as approved by the Board of Directors on March 23, 2006)

Retainers and Meeting Fees

Annual Retainers for Board of Directors (Cash)
Chairman of the Board	$100,000	($25,000/quarter)
All other non-employee Directors	$45,000	($11,250/quarter)
Annual Retainers for Board Committees (Cash)
Audit Committee Chair	$20,000	($5,000/quarter)
Audit Committee Members	$15,000	($3,750/quarter)
Compensation Committee Chair	$15,000	($3,750/quarter)
Compensation Committee Members	$10,000	($2,500/quarter)

Meeting Fees (Cash)
Board of Directors Meetings*	$1,500 in person, $500 via telephone
(*for each attended meeting over 6 during calendar year)
Committee Meetings**	$1,500 in person, $500 via telephone
(**for each attended meeting over 8 during calendar year)

Retainer fees are paid in cash in arrears in four quarterly pro rata installments. All changes to retainers and meeting fees are effective April 1, 2006.

Equity Compensation

Subject to ON Semiconductor’s 2000 Stock Incentive Plan (“Stock Incentive Plan”), the Board has the discretion to determine the terms (including the amount of compensation) and form of all equity-based awards to Directors.

Initial Directorship – Consistent with past practice, when an individual initially becomes a member of the Board he/she will be granted a stock option (or other comparable equity-based compensation) to purchase a certain number of shares of ON Semiconductor’s common stock with equal pro rata vesting over a three year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the Stock Incentive Plan and a relevant stock option grant agreement. Recently, these grants have been for approximately 20,000 shares of common stock.

Annual Director’s Award - Each year, non-employee Directors will be awarded restricted stock units (“RSUs”) (or other comparable equity-based compensation) providing for automatic conversion to shares of ON Semiconductor’s common stock upon vesting, with vesting to occur over a three-year period beginning on the first anniversary of the award date, and subject to the Stock Incentive Plan and a relevant award agreement.

Other Information

Non-employee Directors are reimbursed for reasonable expenses to attend Board and Committee meetings and to perform other relevant Board duties.

TPG related Board members waive their retainers and meeting fees until such time as they request that the Board rescind the waiver and reinstate their fees. TPG related Board members will receive the equity-based compensation (summarized above).